Exhibit 99.1

WaferGen Announces Signing of Two Private Placements

Fremont, CA, May 19, 2008 - WaferGen Biosystems, Inc. (OTC Bulletin Board: WGBS), a leading developer of state-of-the-art gene expression, genotyping, cell biology and stem cell research systems, today announced the signing of two separate private placements. The details of the financings, which have not yet closed, are as follow:

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WaferGen has agreed to sell shares of the company's common stock and warrants to certain funds for which Brencourt Advisors is the investment manager and to certain other existing investors in a private placement for total proceeds of approximately $3.6 million. Under the terms of the agreement, WaferGen will sell 1,585,550 shares of common stock at a price of $2.25 per share, with 40% warrant coverage at an exercise price of $3.00 per share. The warrants have a five-year term and standard broad-based weighted-average anti-dilution protection. The financing is expected to close in the next couple of days.

Proceeds from this financing will be used for general corporate purposes including the continued advancement of the company's SmartChip(TM) Real-Time PCR System, as well as the expansion of the company's global commercialization campaign for its SmartSlide(TM)Micro-Incubation System.

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WaferGen has agreed to sell redeemable convertible preferred shares in the company's wholly owned Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., in a private placement to Malaysian Technology Development Corporation Sdn. Bhd. (MTDC), a leading venture capital and development firm in Malaysia. Under the terms of the agreement, WaferGen has agreed to sell 444,444 redeemable convertible preferred shares in the subsidiary for gross proceeds of $1.0 million. WaferGen will sell an additional 444,444 redeemable convertible preferred shares in the subsidiary for gross proceeds of an additional $1.0 million if the subsidiary achieves certain agreed-upon milestones. The convertible preferred shares are exchangeable into such number of shares of common stock of WaferGen equal to the aggregate investment made in the subsidiary divided by US$2.25 per share. The Malaysian financing is subject to certain closing conditions. There can be no assurance that the closing of the financing will occur in a timely manner, if at all.

Proceeds from this financing will be used to manufacture and commercialize the company's SmartChip(TM) Real-Time PCR System.

"We are very pleased to announce these financings and to partner with both the MTDC and key U.S. institutional investors, to support and advance our product development and worldwide commercialization efforts at WaferGen," stated Alnoor Shivji, WaferGen's chairman and chief executive officer. "MTDC is a strong and experienced investor and partner in Malaysia and this new relationship will provide tremendous strategic advantage as we work to initiate our development and commercialization work for the SmartChip system in Malaysia. In the U.S., we are thrilled to have the new support of Brencourt Advisors, a successful and experienced group that will undoubtedly offer WaferGen critical guidance as we move the company through the development stage and toward broader commercialization."

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of securities referenced herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About WaferGen

WaferGen Biosystems Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for gene expression, genotyping, cell biology and stem cell research for the life science and pharmaceutical industries. The company is actively developing its SmartChip(TM) product for the gene expression and genotyping markets. SmartChip(TM) is being developed as the first whole genome, high throughput gene expression real-time polymerase chain reaction (PCR) platform and promises to deliver significant speed and cost advantages to researchers in the gene expression and genotyping markets. WaferGen currently markets its SmartSlide(TM) family of products to companies and organizations involved in stem cell and cell biology research. SmartSlide(TM), which was launched in 2006, represents the first fluidics integrated micro-incubators enabling cell biology and stem cell research. Representative SmartSlide(TM) customers include Harvard University, Mayo Clinic, Memorial Sloan-Kettering Cancer Center, Abbott Labs, and the National Institutes of Health (NIH).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements relating to the anticipated closing of the company's two financings and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) conditions to the closing of the financings may not be satisfied; (ii) the financings may involve unexpected costs, unexpected liabilities or unexpected delays; (iii) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (iv) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (v) the company's proprietary intellectual property rights may not adequately protect its products and technologies; and (vi) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively. More detailed information about the company and the risk factors that may affect the realization of forward- looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Quarterly Report on Form 10-Q filed with the SEC on November 13, 2007. Investors and security holders are urged to read this document free of charge on the SEC's web site at http://www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Vida Communication (on behalf of WaferGen)
Stephanie Diaz (investors)	Tim Brons (media)
415-675-7400	415-675-7402
sdiaz@vidacommunication.com	tbrons@vidacommunication.com